Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526

News Release

February 7, 2006	FOR IMMEDIATE RELEASE

ANTONIO MACIEL NETO ELECTED TO
ARCHER DANIELS MIDLAND COMPANY BOARD OF DIRECTORS

     Archer Daniels Midland Company (NYSE: ADM) today announced the election of Antonio Maciel Neto as a director, thereby increasing the size of its Board of Directors to ten.

     Mr. Maciel is President of Ford South America Operations and a Ford Motor Company Vice President. He joined Ford Motor Company in 1999 as President of Ford Brazil. Prior to joining Ford Motor Company, he previously served as President of Grupo Itamarati, Ferronorte Participações S.A. and Cecrisa Revestimentos Cerâmicos S. A. He also served on the Board of Directors of Gradiente Eletrônica S.A. Additionally, he worked ten years for Petrobras S.A. and three years at the Industry and Trade Ministry of the Brazilian government.

     Mr. Maciel is a native of Apucarana, in the State of Paraná, Brazil. He holds a mechanical engineering degree from the Federal University of Rio de Janeiro (UFRJ), and has also completed specialized studies in Petroleum Industry Equipment at UFRJ-Petrobras.

     Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. ADM is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soy meal and oil, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 25,000 employees, more than 250 processing plants and net sales for the fiscal year ended June 30, 2005 of $35.9 billion. Additional information can be found on ADM's Web site at http://www.admworld.com.

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From: Brian Peterson, Senior Vice President-Corporate Affairs
217/424-5413